For release:	July 25, 2007

Contact:	Financial	Media
	Kevin L. Tate, CPA	Christine Tassoni
	Chief Financial Officer	(610) 660-6814
	(610) 660-6813	ctassoni@uaigroupinc.com
ktate@uaigroupinc.com
United America Indemnity, Ltd. Reports Second Quarter 2007 Results
     George Town, Grand Cayman, Cayman Islands (July 25, 2007) — United America Indemnity, Ltd.
(NASDAQ:INDM) today reported results for the second quarter of 2007.
Selected financial data for the second quarter 2007 included:
•	A 22.8% increase in operating income to $25.0 million or $0.67 per diluted share, compared to $20.3 million or $0.55 per diluted share recorded in the second quarter of 2006.

•	A 28.1% increase in net income to $25.9 million or $0.69 per diluted share, compared to $20.3 million or $0.55 per diluted share in the second quarter of 2006.

•	A combined ratio of 87.8% compared to 91.0% in the second quarter of 2006.

•	An 11.1% reduction in gross premiums written to $148.7 million compared to $167.3 million in the second quarter of 2006.

•	A reduction in prior year loss reserves of $11.0 million and a reduction in the reinsurance reserve allowance of $1.3 million.
Financial Highlights for the six months ended June 30, 2007 included:
•	A 24.6% increase in operating income to $47.4 million or $1.26 per diluted share, compared to $38.0 million or $1.03 per diluted share for the six months ended June 30, 2006.

•	A 27.6% increase in net income to $48.5 million or $1.30 per diluted share, compared to $38.0 million or $1.03 per diluted share for the six months ended June 30, 2006.

•	A combined ratio of 88.9% compared to 91.2% for the six months ended June 30, 2006.

•	A 7.8% reduction in gross premiums written to $301.2 million compared to $326.9 million for the six months ended June 30, 2006.

•	A reduction in prior year loss reserves of $11.0 million and a reduction in the reinsurance reserve allowance of $2.9 million.

•	A $146.0 million decrease in reinsurance receivables, net of collateral, to $193.6 million or 0.2 x shareholders’ equity at June 30, 2007.

•	A 5.4%, or $41.2 million, increase in book value to $804.5 million at June 30, 2007.

•	A 4.9% increase in book value per share to $21.52 at June 30, 2007.
United America Indemnity’s Second Quarter 2007 Results
     United America Indemnity’s (the “Company’s”) operating income for the three months ended June 30, 2007 increased 22.8% to $25.0 million ($0.67 per diluted share), compared with $20.3 million ($0.55 per diluted share) for the same period in 2006. Operating income for the three months ended June 30, 2007 includes a $12.3 million pre-tax increase ($8.7 million after tax or $0.23 per diluted share) due to the decrease in net loss and loss adjustment expense and the reinsurance reserve allowance resulting from favorable loss trends relative to prior accident years.
     The Company’s net income for the three months ended June 30, 2007 increased 28.1% to $25.9 million ($0.69 per diluted share), compared with $20.3 million ($0.55 per diluted share) for the same period in 2006. Net income for the three months ended June 30, 2007 includes $1.0 million of after-tax net realized investment gains, compared to $0.1 million of after-tax net realized investment losses in the corresponding period of 2006.
     The Company’s combined ratio, a key measure of insurance profitability, was 87.8% during the second quarter of 2007, compared with 91.0% for the second quarter of 2006. Excluding the impact of the reduction in net loss and loss adjustment expense and the reinsurance reserve allowance relating to prior accident years, the combined ratio for the second quarter of 2007 was 96.8%.
     Gross premiums written decreased 11.1% to $148.7 million in the current quarter from $167.3 million in the second quarter of 2006. Net premiums written decreased 8.5% to $130.5 million from $142.7 million in the second quarter of 2006.
     The Company ended the second quarter of 2007 with cash and invested assets of $1,743.3 million, an increase of $86.7 million, or 5.2%, from December 31, 2006. Net investment income for the second quarter was $19.3 million. This represented an increase of 7.7% compared to the same quarter in 2006 resulting from an increase in cash and invested assets as well as increased investment yields on its fixed income portfolio. Investment income includes $0.1 million and $2.0 million in limited partnership distributions for the quarters ended June 30, 2007 and June 30, 2006, respectively. Excluding limited partnership distributions, investment income increased 20.6% compared to the same quarter in 2006. Cash flow provided by operating activities in the second quarter of 2007 was $47.1 million, compared to $51.7 million in the second quarter of 2006.
     The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.2 at June 30, 2007 compared to 0.4 at March 31, 2007 and 0.4 at December 31, 2006. Reinsurance receivables, net of collateral at June 30, 2007, decreased by 34.8% or $103.2 million to $193.6 million from $296.8 million on March 31, 2007 and decreased by 43.0% or $146.0 million from $339.6 million on December 31, 2006. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $625.3 million at June 30, 2007. Reinsurance receivables, gross of collateral at June 30, 2007, decreased 13.7% or $129.7 million, to $819.0 million from $948.7 million at March 31, 2007, and decreased 16.7% or $163.5 million, from $982.5 million at December 31, 2006.
     United America Indemnity’s book value at June 30, 2007 of $804.5 million represents a 5.4% increase from the Company’s book value of $763.3 million on December 31, 2006. The Company’s book value per share increased 4.9% to $21.52 per share, compared to $20.52 per share at December 31, 2006. Book value per share at June 30, 2007 and December 31, 2006 is based on 37.4 million and 37.2 million, respectively, aggregate Class A and Class B common shares outstanding.

United America Indemnity’s Second Quarter Gross and Net Premiums Written Results by Business Unit

	Three Months Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2007	2006	2007	2006
Penn-America	$79,369	$99,639	$74,895	$90,506
United National
Programs	52,252	59,621	45,036	46,275
Specialty Brokerage	11,831	8,043	9,311	5,914

Total United National	64,083	67,664	54,347	52,189

Wind River	5,231	(8)	1,272	(7)

Total	$148,683	$167,295	$130,514	$142,688

Penn-America: Gross premiums written and net premiums written decreased 20.3% and 17.2%, respectively, compared with the second quarter of 2006. The decrease in gross and net premiums written primarily resulted from increased competition from both surplus lines and standard carriers and the recent cancellation of business that did not meet our profitability standards.
United National: Gross premiums written decreased 5.3% and net premiums written increased 4.1% compared with the second quarter of 2006.
     Programs — Gross premiums written and net written premiums decreased 12.4% and 2.7%, respectively, compared with the second quarter of 2006. The reduction in gross premiums written primarily related to a decrease in a program of 1st Party business combined with a reduction in Umbrella business. The reduction in net premiums written related to the reduction in Umbrella business.
     Specialty Brokerage — Gross premiums written and net premiums written increased 47.1% and 57.4% respectively, compared with the second quarter of 2006. The increase in gross and net premiums written related primarily to growth in the Company’s property and allied health brokerage products.
Wind River Reinsurance Company, Ltd.: Gross premiums written and net premiums written increased $5.2 million and $1.3 million, respectively, compared with the second quarter of 2006. The increase in gross and net premiums written resulted from Wind River Reinsurance Company, Ltd. having entered into two third party reinsurance treaties effective January 1, 2007 and an additional third party treaty effective June 1, 2007. During the second quarter of 2006, Wind River Reinsurance Company, Ltd. did not offer third party reinsurance products.
United America Indemnity’s Six Months Ended June 30, 2007 Results
     United America Indemnity’s operating income for the six months ended June 30, 2007 increased 24.6% to $47.4 million ($1.26 per diluted share), compared with $38.0 million ($1.03 per diluted share) for the same period in 2006. Operating income for the six months ended June 30, 2007 includes a $13.9 million pre-tax increase ($9.7 million after tax or $0.26 per diluted share) due to the decrease in net loss and loss adjustment expense and the reinsurance reserve allowance resulting from favorable loss trends relative to prior accident years.
     The Company’s net income for the six months ended June 30, 2007 increased 27.6% to $48.5 million ($1.30 per diluted share), compared with $38.0 million ($1.03 per diluted share) for the same period in 2006. Net income for the six months ended June 30, 2007 includes $1.1 million of after-tax net realized investment gains, compared to a nominal after-tax net realized investment loss in the corresponding period of 2006.
     Net investment income for the six months ended June 30, 2007 increased by 20.7% to $38.2 million compared to $31.6 million for the same period in 2006. Investment income includes $0.4 million and $2.4 million in limited partnership distributions for the six months ended June 30, 2007 and June 30, 2006, respectively. Excluding limited partnership distributions, investment income increased 29.2% compared to the same period in 2006.
     The Company’s combined ratio, a key measure of insurance profitability, was 88.9% for the six months ended June 30, 2007, compared with 91.2% for the same period in 2006. Excluding the impact of the reduction in net loss and loss adjustment expense and the reinsurance reserve allowance relating to prior accident years, the combined ratio for the six months ended June 30, 2007 was 94.0%.
     Gross premiums written decreased 7.8% to $301.2 million for the six months ended June 30, 2007 from $326.9 million for the same period in 2006. Net premiums written for the six months ended June 30, 2007 decreased 4.8% to $264.6 million from $278.0 million for the same period in 2006.
United America Indemnity’s Six Months ended June 30, 2007 and 2006 Gross and Net Premiums Written Results by Business Unit

	Six Months Ended June 30
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2007	2006	2007	2006
Penn-America	$159,857	$194,694	$150,575	$176,891
United National
Programs	105,939	118,013	89,717	90,657
Specialty Brokerage	23,258	14,099	19,508	10,437

Total United National	129,197	132,112	109,225	101,094

Wind River	12,165	47	4,769	40

Total	$301,219	$326,853	$264,569	$278,025

Penn-America: Gross premiums written and net premiums written for the six months ended June 30, 2007 decreased 17.9% and 14.9%, respectively, compared with the same period in 2006. The decrease in gross and net premiums written primarily resulted from increased competition from both surplus lines and standard carriers and the recent cancellation of business that did not meet our profitability standards.
United National: Gross premiums written for the six months ended June 30, 2007 decreased 2.2% and net premiums written for the six months ended June 30, 2007 increased 8.0% compared with the same period in 2006.

     Programs — Gross premiums written and net premiums written for the six months ended June 30, 2007 decreased 10.2% and 1.0% compared with the same period in 2006. The reduction in gross premiums written primarily related to a decrease in a program of 1st Party business combined with a reduction in Umbrella business. The reduction in net premiums written related to the reduction in Umbrella business.
     Specialty Brokerage — Gross premiums written and net premiums written for the six months ended June 30, 2007 increased 65.0% and 86.9% respectively, compared with the same period in 2006. The increase in gross and net premiums written related primarily to growth in the Company’s property and allied health brokerage products.
Wind River Reinsurance Company, Ltd.: Gross premiums written and net premiums written for the six months ended June 30, 2007 increased $12.1 million and $4.7 million, respectively, compared with the period in 2006. The increase in gross and net premiums written resulted from Wind River Reinsurance Company, Ltd. having entered into two third party reinsurance treaties effective January 1, 2007 and an additional third party treaty effective June 1, 2007. During the six months ended June 30, 2006, Wind River Reinsurance Company, Ltd. did not offer third party reinsurance products.
About United America Indemnity Group, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s principal operating subsidiaries include:
•	Penn-America, which distributes its products to small commercial businesses through a select network of general agents with specific binding authority.

•	United National, a provider of property and casualty products through the following two business units, all of which operate predominately in the excess and surplus lines marketplace;
•	Programs, the marketing of insurance products for targeted insured segments, as well as specialty products such as professional lines, through program administrators with specific binding authority;

•	Specialty Brokerage, the marketing of property, casualty and professional lines products through wholesale brokers.
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.

Teleconference and Webcast for Interested Parties
     Larry A. Frakes, President and Chief Executive Officer of United America Indemnity Ltd., and Kevin L. Tate, CPA, Chief Financial Officer of United America Indemnity, Ltd. will conduct a teleconference for interested parties on July 26, 2007 at 9:00 a.m. Eastern Time to discuss the second quarter 2007 results.
     The Company will release its earnings after the close of business on July 25, 2007 and prior to the teleconference.
     To participate in the teleconference, please telephone (877) 777-1972 (U.S. and Canada) or (612) 332-0632 (International) and you will be greeted by an operator. Please reference UAI Second Quarter Earnings Release Call or reference Kevin Tate.
     The teleconference is being webcast by AT&T and can be accessed at the company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 877394 and click GO.
     The teleconference will be available for replay beginning 12:30 p.m. Eastern Time on July 26, 2007 until 11:59 p.m. August 26, 2007. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 877394.
Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for

United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
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Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Gross premiums written	$148,683	$167,295	$301,219	$326,853

Net premiums written	$130,514	$142,688	$264,569	$278,025

Net premiums earned	$136,585	$133,751	$275,022	$269,181
Investment income, net	19,317	17,936	38,185	31,615
Net realized investment gains (losses)	1,542	(4)	1,767	39

Total revenues	157,444	151,683	314,974	300,835

Net losses and loss adjustment expenses	75,244	80,464	157,085	159,428
Acquisition costs and other underwriting expenses	44,662	41,175	87,544	86,163
Corporate and other operating expenses	2,893	3,868	6,457	8,126
Interest expense	2,899	2,958	5,804	5,678

Income before income taxes	31,746	23,218	58,084	41,440
Income tax expense	5,950	2,558	10,024	3,733

Net income before minority interest and equity in net income of partnership	25,796	20,660	48,060	37,707
Minority interests, net of tax	—	4	—	—
Equity in net income of partnership, net of tax	191	40	361	572

Net income before discontinued operations	25,987	20,704	48,421	38,279
Discontinued operations, net of tax	(39)	(450)	120	(247)

Net income	$25,948	$20,254	48,541	$38,032

Weighted average shares outstanding — basic	37,199	36,665	37,156	36,615

Weighted average shares outstanding — diluted	37,495	37,116	37,483	37,046

Net income per share — basic	$0.70	$0.55	$1.31	$1.04

Net income per share — diluted	$0.69	$0.55	$1.30	$1.03

Combined ratio analysis:
Loss ratio	55.1	60.2	57.1	59.2
Expense ratio	32.7	30.8	31.8	32.0

Combined ratio	87.8	91.0	88.9	91.2

Certain prior period amounts have been reclassified to conform to the 2007 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	June 30,	December 31,
	2007	2006
ASSETS
Bonds:
Available for sale securities, at fair value (amortized cost: 2007 — $1,345,501 and 2006 — $1,253,016)	$1,323,619	$1,246,684
Preferred shares:
Available for sale securities, at fair value (cost: 2007 — $3,565 and 2006 — $3,991)	3,565	4,369
Common shares:
Available for sale securities, at fair value (cost: 2007 — $59,825 and 2006 — $57,351)	74,815	71,003
Other invested assets:
Available for sale securities, at fair value (cost: 2007 — $24,712 and 2006 — $24,712)	64,906	60,863

Total investments	1,466,905	1,382,919

Cash and cash equivalents	276,440	273,745
Accounts receivable	5,794	8,579
Agents’ balances	79,512	86,409
Reinsurance receivables	818,954	982,502
Accrued investment income	13,769	13,150
Federal income taxes receivable	20	—
Deferred federal income taxes	12,158	12,661
Deferred acquisition costs	59,949	60,086
Goodwill	84,246	84,246
Intangible assets	23,024	23,528
Prepaid reinsurance premiums	32,893	38,335
Other assets	15,323	18,456

Total assets	$2,888,987	$2,984,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,598,805	$1,702,010
Unearned premiums	267,373	283,265
Federal income taxes payable	—	379
Amounts held for the account of others	8,314	15,491
Ceded balances payable	14,166	16,235
Insurance premiums payable	1,333	1,797
Payable for securities	2,297	—
Contingent commissions	5,235	8,629
Senior notes payable	90,000	90,000
Junior subordinated debentures	61,857	61,857
Notes and loans payable	1,352	4,382
Other liabilities	33,739	37,301

Total liabilities	2,084,471	2,221,346

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	517,063	515,357
Accumulated other comprehensive income	13,283	22,580
Retained earnings	274,166	225,329

Total shareholders’ equity	804,516	763,270

Total liabilities and shareholders’ equity	$2,888,987	$2,984,616

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Operating income	$24,955	$20,327	$47,401	$38,046

Adjustments:
Net realized investment gains (losses), net of tax	993	(73)	1,140	(14)

Total after-tax adjustments	993	(73)	1,140	(14)

Net income	$25,948	$20,254	$48,541	$38,032

Weighted average shares outstanding — basic	37,199	36,665	37,156	36,615

Weighted average shares outstanding — diluted	37,495	37,116	37,483	37,046

Operating income per share — basic	$0.67	$0.55	$1.28	$1.04

Operating income per share — diluted	$0.67	$0.55	$1.26	$1.03

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income (net income excluding after-tax net realized investment gains (losses)) as a more appropriate measure of the operations of the business. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.